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                         Contract for Internet Consulting Services

     This contract sets forth the basic terms and conditions of the agreement between PiGraphix, located at 517 Boccaccio Avenue, Venice, California 90291, hereafter known as Client, and Fish Interactive, hereafter known as Fish, located at 4676 Admiralty Way, Suite 410, Marina Del Rey, CA 90292 with regard to Internet Consulting Services as specified in the sections below.

     1. Engagement: Client hereby engages Fish to perform all of the services set forth in Exhibit A attached to this document, and incorporated herein by this reference. Fish agrees to perform these services as specified in Exhibit A.
     2. Consideration: Client hereby agrees to pay Fish for these services according to the schedule of payments set forth in Exhibit A.
     3. Confidentiality: Fish will not disclose any of Client's trade secrets, business practices, know how or private company information except as authorized by Client to accomplish its tasks as set forth in Exhibit A, except when: a) this information is publicly available through causes other than Fish's disclosure of said private information or b) Fish had prior knowledge of said information. Fish will perform the services set forth in Exhibit A in good faith, and its liability will be limited to the total amount due in Exhibit A.
     4. Software Use & Terms: The deliverable belongs exclusively to Client for internal use. In the event that client wishes to resell or license the deliverable a royalty fee of 5% of Gross Sales, prorated by the value of commerce back and delivered by Fish as a part of the entre system, shall be due Fish.
     5. The tools or "objects" used to create the deliverable belong to Fish, and are considered Fish's property.
     6. Entire Agreement: This agreement constitutes the entire agreement between Client and Fish with respect to the Internet Services project, and cannot be modified without the express written consent of both parties. Neither Client nor Fish has made any representation, promise or warranty, explicit or implied, not set forth in this contract.
     7. Governing Law: This agreement shall be governed and interpreted in accordance with the laws of the State of California applicable to such contracts entirely made and to be performed in said jurisdiction, and is subject to all applicable provisions of federal, state and local laws and governmental restrictions.
     8. Arbitration: In the event of a dispute regarding this contract the parties shall submit the dispute to arbitration according the statutes of the California Board of Arbitration prior to institution of any legal procedures.
     9. Miscellaneous: This agreement shall be governed and interpreted in accordance with the laws of the State of California. If for any reason any provision of this contract is judged by a court to be unenforceable, such adjudication shall in no way effect any other provision of this agreement or the validity or enforcement of the remainder of the contract. The effected provision shall be modified or curtailed only to the extent necessary to bring it into compliance with compatible law. This agreement constitutes the entire understanding between Client and Fish and supersedes any previous agreement, whether written or oral.

     Date: 2/10/99

     Signed:

     PiGraphix:  By: ROBERT J. GRANT                 Fish:  MICHAEL BOEHM
                     -----------------------                -----------------
                     Its  CFO
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                       Exhibit A--Proposal for Internet Development

     For:   Don Westland, Bob Grant, PiGraphix
     From:  Albert Soong, Fish Interactive
     Date:  2/9/99

     Goal:
     Make back end system of PiGraphix commerce site more stable, responsive to needs, easier to maintain and flexible by converting over to the ReelCommerce standard database and templates.

     Add Credit and Transaction HTML to CyberCash interface. Allow integrated database tracking of transactions by linking SQL database with results from CyberCash transactions (allows reconciliation).

     Add miscellaneous functionality to enhance current systems feature list.

     Timetable:
     Time       Activities
     Week 1     Sign off:  install CF 4.0 & SQL 7.0
     Week 2     Design database conversion & start modifying admin templates
     Week 3     Display templates & debug admin
     Week 4     Bring forward Java and other applets - connect nav structure
     Week 5     Begin CyberCash interface & additional enhancements
     Week 6     Integrate CyberCash & enhancements
     Week 7     Testing, tuning, debug
     Week 8     Go live

     Conversion of system to Reelcommerce Tools:
     Database
              Conversion and upgrade to SQL 7. Easier admin, tuning, backup and better performance.
     Admin
              Link to new database structure. CF 4.0 Implementation, use of optimized templates, new PW admin, allows option of publishing static pages for performance and duplicate sites.
     Display
              Link to new database structure. CF 4.0 Implementation allows session tracking, use of optimized templates.
     Function
              Link to new database structure. New features include new UPS table (US - upgrade to international easier), confirmation email on order acceptance, and shipping (with UPS tracking #), and notes field on orders for special handing.

     Note: We are counting on PiGraphix to reconnect the navigation urls to point to the new structure, but this should not be complicated.
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     Conversion of CyberCash transaction system to CF/HTML interface:
     Database
              Create detailed transaction logs populated by CyberCash (or alternative gateway) transaction results.
     Admin
              Allow credits to accounts; partial credits--with password protection can transfer the bulk of CyberCash admin to savvy merchants.
     Display
              Review of declines, reconciliation reports, activity reports by transaction.

     Additional Functionality:
     Faxing Orders
              Debug or revamp faxing application developed earlier. Fax application sends faxes to PiGraphix and/or vendors when orders come in similar to the way the email notification works. Involves solidifying the email to fax gateway, setting up fax modem remote from SoftAware, testing and debugging.
     International Shipping
              Create support for international shipping calculation via UPS. Module will check for data via the UPS extranet, which was designed for such use. Use of this extranet support all methods of UPS shipping and all ship from and ship to combinations, which is nearly impossible to replicate in a database. Shipping via other carriers (FedEx, USPS) must be implemented on a case by case basis as there is no uniform standard for retrieving the data.
     Remote Static Publishing
              Complete static publishing module to allow product pages to be published into static HTML pages which do not need ColdFusion processing before they are shown to the user. All pages may scheduled to be published at once, or a "publish" button on the admin published specific product pages. Directory structure must be set up to support static pages and a min-app must be developed to synchronize published pages with local or remote areas for Web access.

     Estimated Price and Terms:
     Ecommerce system conversion:                       $ 7,760
     CyberCash transaction system:                      $ 3,740
     Faxing orders:                                     $ 1,360
     International shipping:                            $ 1,020
     Remote static publishing:                          $ 1,360

     Total (time and materials):                        $15,240
     Intellectual property purchase:                    $ 2,500

     Total estimated cost:                              $17,740

     On Sign Off:
     40% of time and materials, 50% of intellectual property - $7,346 Bi Weekly (through end of week 6);
     Up to date on time and materials
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     On Completion:
     50% of intellectual property ($1,250), up to date on time and materials